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              [LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]


                                                               November 8, 1996

Lewis Galoob Toys, Inc.
500 Forbes Boulevard
South San Francisco, California 94080

           Re:   Lewis Galoob Toys, Inc.-
                 Registration Statement on Form S-1
                 (No. 333-12953)
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Gentlemen:

           We have acted as counsel to Lewis Galoob Toys, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, File No. 333-12953 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed public offering of (i) 2,000,000 of the Company's common shares, par value $.01 per share (the "Common Shares"),
(ii) 392,866 Common Shares issuable upon exercise of a warrant to purchase Common Shares (the "Warrant") held by the Wells Fargo Foundation (the "Selling Shareholder") and (iii) up to 358,930 Common Shares issuable upon exercise of the underwriters' over-allotment option.

           In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of Underwriting Agreement (the "Underwriting Agreement") between the Company, the Selling Shareholder, Gerard Klauer Mattison & Co., Inc., William Blair & Company and Jefferies & Company, Inc. as underwriters thereto, the form of Warrant pursuant to which the Common Shares will be issued, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

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Lewis Galoob Toys,Inc.
November 8, 1996
Page 2

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Common Shares to be issued i) for sale by the Company, ii) upon exercise of the Warrant and iii) upon exercise of the underwriters' over-allotment option have been duly authorized and, when issued upon exercise of the Warrant and the over-allotment option, respectively, will be validly issued, fully paid and non-assessable.

     The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

     The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and any Registration Statement registering additional Common Shares of the Company pursuant to Rule 462(b). We further consent to any and all references to our firm in the Prospectus which is a part of said Registration Statement.


                                      Very truly yours,

                                      WEIL, GOTSHAL & MANGES LLP